Exhibit 99.2

February 24, 2012

Andrew T. Brandman

11 W. 42nd Street

New York, NY 10036

Dear Andrew:

We are pleased to offer you employment to join CIT Group Inc. (together with its subsidiaries and affiliates, “CIT” or “Company”) as Executive Vice President and Chief Administrative Officer, initially reporting to the Company’s Chairman and Chief Executive Officer, John Thain. This letter summarizes the terms and conditions of our offer of employment and contains important information regarding your prospective status as an employee of CIT.

Your appointment as Executive Vice President and Chief Administrative Officer is subject to approval of the Federal Reserve Bank of New York (the “FRBNY”). If approved and you accept this offer, you would be an executive officer of CIT for purposes of Section 16 of the Securities Exchange Act of 1934. As such, your compensation and benefits, including all sign-on, short term and long-term incentive awards, will be subject to the approval of CIT’s Compensation Committee.

Your initial principal work location will be in Livingston, New Jersey, and your estimated start date is April 2, 2012. Your annualized base salary rate will be $500,000, payable bi-weekly.

Subject to the terms of the CIT Equity Compensation Award Policy (“Policy”) and the Amended and Restated CIT Long Term Incentive Plan, you will receive a one time equity award with a grant value equal to $1,500,000 in the form of Restricted Stock Units (“RSUs”). These RSUs are scheduled to be granted on your first day of employment with CIT unless such date occurs during a securities trading black-out period, in which case the RSUs will be granted on the day on which the black-out period expires (the “Grant Date”). The number of RSUs to be awarded will be determined based on the closing price of CIT’s common stock on the New York Stock Exchange on the Grant Date. The RSUs will be scheduled to vest in their entirety on the third anniversary of the Grant Date. The actual terms of the RSUs, including the timing and conditions of settlement and the treatment of unvested RSUs upon termination of employment, will be fully described in an Award Agreement to be sent to you following the Grant Date. Eligibility for the RSUs described above is contingent upon you being actively employed by the Company. No entitlement to any RSUs will accrue before the respective vesting date. If you are not actively employed by CIT for any reason on the Grant Date, your right to receive the equity award will be forfeited in its entirety. RSUs are not included in the calculation of retirement, severance, or other benefits.

Consistent with other similarly situated CIT employees, you also may be eligible to receive short term and long term incentive awards subject to CIT’s performance, your level and your performance, the terms and conditions of the respective policies and plans under which such awards are granted, as well as all applicable laws and regulations. Any such awards may be comprised of cash and/or non-cash components and are typically awarded during the first quarter following the performance year to which they relate (e.g., no later than March 15, 2013 for the 2012 performance year). Eligibility to receive incentive awards, as well as the terms and conditions under which they may be granted, may change from time to time at the sole discretion of CIT. Receipt of an award in one year is not a guarantee of future awards, amounts or payments.

In line with the preceding paragraph, you will be eligible to receive a short term incentive award for the 2012 performance year with a target amount equal to $1 million, of which we expect a significant portion will be payable in the form of restricted stock units. Beginning in 2013, you also will be eligible to receive a long term incentive award in the form of performance share units.

The grant, payment and/or settlement of the incentive awards described above are contingent upon and subject to (i) the approval of the Compensation Committee of the Board of Directors; (ii) you being actively employed by the Company on the respective payment date and vesting dates, as applicable; (iii) the related policies and plans under which awards are granted, as well as all applicable laws and regulations; and (iv) other requirements generally applicable to similarly situated employees at the time the respective award is determined. No entitlement (if any) to an incentive award will accrue until the respective payment date or vesting dates, as applicable.

You will be eligible for 20 vacation days per full calendar year. For 2012, the number of vacation days for which you will be eligible will be prorated based on your first day of employment according to CIT’s vacation policy. Based on your position, you may be required to comply with banking regulations regarding mandatory time away which, if applicable, must be taken as part of your eligible vacation time. In addition, you will be eligible for Company paid holidays and personal days per CIT's time off policy.

Upon commencement of your employment, you will be eligible for CIT health and welfare benefits and will receive a benefits enrollment package shortly following your date of hire. Enclosed is a summary of CIT's current benefits. To receive health benefits coverage, you must enroll via the online benefits enrollment system within 30 days from the date you begin employment. Health benefits coverage will commence retroactively to your first day of employment so long as you enroll by the deadline.

The CIT Executive Equity Ownership and Retention Policy (the “Retention Policy”) is intended to align the long-term interests of senior executives to those of CIT shareholders by requiring designated members of senior management to have and retain a significant direct ownership in CIT’s common stock. In your role, you will be subject to the Retention Policy and generally will be required to own the greater of (i) a minimum amount of “Stock” (as defined in the Retention Policy) based on a multiple of your base salary or (ii) a number of “Covered Shares” (as defined in the Retention Policy) equal to at least 50% of the vested, after-tax compensation-related equity awards granted to you by CIT. A copy of the Retention Policy is enclosed for your information. To the extent there is any inconsistency between the description of the Retention Policy requirements herein and the actual terms of the policy, the language of the Retention Policy will govern.

This offer of employment is contingent upon (i) the approval of your appointment by the FRBNY; (ii) the satisfactory completion of all requisite pre- and post-employment background and other checks; (iii) your satisfactory completion of a drug screen; and (iii) your executing and delivering to me CIT’s Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review and execution and is incorporated herein by reference. Your hire date will be determined based on the satisfaction of the foregoing conditions. The enclosed materials describe certain of these requirements and include forms that you must complete and submit to the Human Resources department on or before your first day of employment.

If your employment with CIT terminates at any time, for any reason, the compensation outlined in this letter will cease to be in effect as of your last day of employment.

Furthermore, in accepting this offer, you represent, warrant and agree that:

(i)	you have not taken and will not take any confidential or proprietary materials (or copies thereof) from your prior employers;
(ii)	you will not use any confidential, proprietary or trade secret information in violation of any contractual or common-law obligation to your former employers;
(iii)	you are not subject to any agreement, plan or policy applicable to you that would prevent or restrict you from accepting this offer of employment and engaging in activities competitive with the activities of your former employers;
(iv)	other than the agreement(s) with your prior employers restricting your post-employment activities which you disclosed on your CIT Employment Application form, you are not subject to any other agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer, or if you did not disclose to CIT any agreements with any of your prior employers restricting your post-employment activities, you are not subject to any agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer;
(v)	you have not requested, solicited or encouraged, and will not request, solicit or encourage, any employees or customers or clients of your former employers to join CIT or to leave your past employers in violation of any contractual, common-law obligation or duty to your past employers; and
(vi)	you are party to an employment agreement that would require you to provide a specific amount of notice to your past employer of your resignation in order for such resignation to become effective and you have given or will give such notice, and any time required to elapse before such notice becomes effective will have elapsed or will have been waived by your current employer before you commence your employment with CIT.

You may be subject to disciplinary action for any violation of the representations, warranties and agreements required by this offer letter, including repayment of any incentive award and/or termination of employment. For purposes of this document, confidential or proprietary materials include the memorialization of such information in any form including, but not limited to, tangible documents and electronic data.

CIT and you intend that the benefits and payments described in this letter will comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder (collectively, “Section 409A”) to the extent subject thereto, and that this letter will be interpreted and construed consistent with that intent.

As part of your employment with CIT, you agree to abide by all of CIT’s policies and procedures as they presently exist, and as they are amended from time to time.

This offer letter and the Confidentiality Agreement together set forth the terms of your employment with CIT and supersede any and all prior oral or written agreements or communications. Although your job duties, title, work location, compensation and benefits, as well as CIT's policies and procedures may change from time-to-time, the nature of your employment remains “at-will". As a result, either you or CIT may terminate your employment relationship at any time for any or no reason, with or without cause, and with or without notice. In addition, no changes to the terms of your employment, including benefits and compensation, are valid unless (i) set forth in writing by the Chief Executive Officer, the General Counsel and/or either of their designees; or (ii) are generally applicable to similarly situated CIT employees. An additional copy of this offer letter is enclosed for your records.

To accept this offer of employment, please sign and return executed originals of this offer letter and the Confidentiality Agreement to my attention within five calendar days from the date of this offer letter. Your signature below indicates that you understand and agree to the terms set forth in this offer letter. If you do not return signed originals of this offer letter and the Confidentiality Agreement to me within such five calendar day period, this offer will become void and expire. Handwritten or other changes to this offer letter and the Confidentiality Agreement are not valid unless authorized and signed by the Chief Executive Officer, the General Counsel and/or either of their designees. In addition, no one at CIT is authorized to vary the terms of this offer letter and the Confidentiality Agreement except the Chief Executive Officer, the General Counsel and/or either of their designees.

Andrew, we are delighted at the prospect of your joining our team and look forward to having you on board. If you have any questions regarding this offer of employment, you may contact me at 973-740-5664.

Sincerely,

/s/ Robert J. Ingato

Robert J. Ingato

Agreed and accepted:

/s/ Andrew T. Brandman	2/29/12
Andrew T. Brandman	Date

cc: John Thain